Exhibit 3.1
ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION
OF MARKLAND TECHNOLOGIES, INC.
FOR DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS
OF
SERIES F PREFERRED STOCK

Pursuant to the provisions of Sections 607.0602, 607.1002 and 607.1006 of the Florida Business Corporation Act, Markland Technologies, Inc. (the “Corporation”), a corporation organized and existing under the Florida Business Corporation Act, hereby adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE I. Designation and Description of Series F Preferred Stock

1. Designation. A total of 5,000 shares of the Corporation’s authorized and unissued Preferred Stock, par value $.0001 per share, shall be designated as the “Series F Preferred Stock” (the “Series F Preferred Stock”).

2. Definitions. For purposes of these Articles of Amendment, the following terms shall have the following meanings:

“Closing Bid Price” means the closing bid price during the regular trading hours of the Common Stock (in U.S. Dollars) on the Principal Trading Market.

“Common Stock” means the Corporation’s common stock, par value $.0001 per share.

“Conversion Certificates” means certificates representing the shares of Common Stock issuable on conversion of the Series F Preferred Stock.

“Conversion Date” has the meaning ascribed to it in Section 6(c).

“Major Transaction” means:

(i) a merger, consolidation or share exchange in which (A) the Corporation is a constituent party or (B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger, consolidation or share exchange, except any such merger, consolidation or share exchange involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, consolidation or share exchange continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger, consolidation or share exchange, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger, consolidation or share exchange, the parent corporation of such surviving or resulting corporation; or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“Market Price” means the average Closing Bid Prices during the five (5) trading days ending on the trading day immediately preceding the Conversion Date.

“Principal Trading Market” means the principal securities exchange, trading market or automated quotation system on which the Common Stock is listed or traded, including the pink sheets.

“Series F Original Issuance Date” shall mean the date on which the first share of Series F Preferred Stock was issued.

“Threshold Conversion Price” means $0.05 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock).

3. Dividends. Except as set forth in Section 6(d), the holders of shares of Series F Preferred Stock shall not be entitled to receive dividends on shares of Series F Preferred Stock.

4. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series F Preferred Stock shall not be entitled to receive any of the assets of the Corporation, other than being able to exercise the conversion rights pursuant to Section 6.

5. Voting.

(a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series F Preferred Stock shall be entitled to cast 147,059 votes (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the shares). Except as provided by law or by the provisions of Subsection 5(b) below, holders of Series F Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(b) At any time when shares of Series F Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series F Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise:

(i) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Major Transaction, or consent to any of the foregoing; or

(ii) amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation.

6. Conversion. The holders of the Series F Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. So long as the Market Price of the Common Stock is at least equal to the Threshold Conversion Price, each share of Series F Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1,000 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the shares) by the Market Price at the time of conversion.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series F Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Market Price. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series F Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion. To effect a conversion of shares of the Series F Preferred Stock into shares of Common Stock, the holder must deliver or fax a Notice of Conversion in the form attached hereto as Exhibit A (“Notice of Conversion”) to the Corporation (to the attention of the Chief Executive Officer or such other officer as may identified by notice given by the Corporation to the holder from time to time). The Notice of Conversion shall be executed by the holder of one or more shares of Series F Preferred Stock and shall evidence such holder’s intention to convert all or a portion of such shares. The date of such conversion (the “Conversion Date”) shall be deemed to be the date on which the holder faxes or otherwise delivers a Notice of Conversion to the Corporation.

(i) Delivery of Common Stock Upon Conversion. Upon delivery of the Notice of Conversion to the Corporation as contemplated by this Section, the Corporation shall deliver (or cause to be delivered) the Conversion Certificates to the holder of the Series F Preferred Stock being converted at the address specified in the Notice of Conversion, via express courier, by electronic transfer or otherwise, within five (5) business days after the date on which the Notice of Conversion is delivered to the Company as contemplated by this Section.

(ii) Taxes. The Corporation shall pay any and all issue and other similar taxes, other than income taxes due on part of the holder, that may be imposed on the Corporation in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series F Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series F Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall have the right to withhold any taxes as required by the United States federal or state tax laws.

(iii) Reservation of Shares. As of the Series F Original issue Date, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Series F Preferred Stock. Accordingly, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of an amendment to the Certificate of Incorporation. Thereafter, the Corporation shall at all times when the Series F Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series F Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series F Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series F Preferred Stock, the Corporation shall again take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation

(d) Adjustments for Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series F Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or in other property, and the Series F Preferred Stock is then convertible because the Market Price is at least equal to the Threshold Conversion Price, then and in each such event the holders of Series F Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series F Preferred Stock had been converted into Common Stock on the date of such event.

(e) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation, merger or share exchange involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsection (d) of this Section 6), then, following any such reorganization, recapitalization, reclassification, consolidation, merger or share exchange, each share of Series F Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series F Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger share exchange would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series F Preferred Stock, to the end that the provisions set forth in this Section 6 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series F Preferred Stock.

(f) Notices. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series F Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Major Transaction; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series F Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, share exchange, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series F Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, share exchange, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series F Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Series F Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

7. Cancellation of Series F Preferred Stock. If any shares of Series F Preferred Stock are converted pursuant to these Articles of Amendment, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series F Preferred Stock.

8. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series F Preferred Stock certificate(s) and (ii) (x) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (y) in the case of mutilation, upon surrender and cancellation of the Series F Preferred Stock certificate(s), the Corporation shall execute and deliver new Series F Preferred Stock certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Series F Preferred Stock certificate(s) if the holder contemporaneously requests the Corporation to convert such Series F Preferred Stock.

9. Status as Stockholder. Upon submission of a notice of conversion under Section 6(c) by a holder of Series F Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their listing or issuance would exceed any applicable legal or regulatory limitation) shall be deemed converted into shares of the Corporation’s Common Stock and (ii) the holder’s rights as a holder of such converted shares of Series F Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of the Corporation’s Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of these Articles of Amendment.

10. Jury Trial Waiver. The Corporation and, by its acceptance of the shares of the Series F Preferred Stock, the holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either the Corporation, on the one hand, and a holder, on the other hand, against the other in respect of any matter arising out or in connection with these Articles of Amendment.

11. Amendments. These Articles of Amendment may only be amended with the written consent of the holders of sixty-seven (67%) percent of the outstanding Series F Preferred Stock and the vote or action of any other party or class entitled to vote or act thereon.

ARTICLE II.  Adoption of Amendments to Articles of Incorporation

These Articles of Amendment to Articles of Incorporation and the amendments to the Corporation’s Articles of Incorporation set forth herein were duly adopted and approved by the Corporation’s Board of Directors on October 19, 2006 pursuant to Sections 607.0602, 607.1002 and 607.1006 of the Florida Business Corporation Act, and shareholder approval was not required.

*****

IN WITNESS WHEREOF, these Articles of Amendment to Articles of Incorporation have been executed by the undersigned duly authorized director of the Corporation as of the 19th day of October, 2006.

                MARKLAND TECHNOLOGIES, INC.

                By: /s/ Robert Tarini
                Name: Robert Tarini
                Title: Chief Executive Officer and a Director

EXHIBIT A
MARKLAND TECHNOLOGIES, INC.

Notice of Conversion

(To be Executed by the Registered Holder in order to Convert the Series F Preferred Stock)

TO: MARKLAND TECHNOLOGIES, INC.                          VIA TELECOPIER (         )
        Attn:

FROM:______________________________________________________(“Holder”)

DATE:____________________________________________(the “Conversion Date”)

RE:
Conversion of ________ shares (the “Converted Preferred Stock”) of the Series F Preferred Stock (the “Series F Preferred Stock”) of Markland Technologies, Inc. (the “Corporation”) into ________ shares (the “Conversion Shares”) of Common Stock (defined below)

The captioned Holder hereby gives notice to the Corporation, pursuant to the Articles of Amendment (the “Articles of Amendment”) for the Series F Preferred Stock of the Corporation that the Holder elects to convert the Converted Preferred Stock into fully paid and non-assessable shares of Common Stock, par value $.001 per share (the “Technest Common Stock”), of the Corporation as of the Conversion Date specified above. Said conversion shall be based on the following Market Price: $___________________.

Based on this Market Price, the number of Conversion Shares indicated above should be issued in the following name(s):

Name and Record Address
________________________
________________________
________________________

_____________________________
(Print name of Holder)
By: